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EXHIBIT 99.1

USA INTERACTIVE PRICES $750 MILLION OF SENIOR NOTES

        New York, NY—December 12, 2002—USA Interactive (Nasdaq: USAI) announced today that it has priced $750 million aggregate principal amount of 7% senior notes due 2013 in a private placement under Rule 144A in the United States and in accordance with Regulation S outside the United States. The transaction is expected to settle on Monday, December 16, 2002.

        The notes are senior unsecured obligations of USA and are guaranteed by USANi LLC, a wholly-owned subsidiary of USA. It is intended that the net proceeds from the issuance will be used for general corporate purposes, which may include acquisitions, working capital, capital expenditures and debt repurchases.

        The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless they are registered or unless such sale is exempt from the registration requirements of the Securities Act.

About USA Interactive

        USA Interactive (Nasdaq: USAI), via the Internet, the television, and the telephone, engages in the worldwide business of interactivity across electronic retailing, travel services, ticketing services, personals services, local information services, and teleservices. USA is comprised of HSN; Expedia, Inc. (Nasdaq: EXPE); Hotels.com (Nasdaq: ROOM); Interval International; TV Travel Group; Ticketmaster (Nasdaq: TMCS), which operates Match.com and Citysearch; Precision Response Corporation; Electronic Commerce Solutions; Styleclick, Inc. (OTCBB: IBUYA); and will include Entertainment Publications, Inc. upon the close of the USA/Entertainment Publications transaction.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the senior notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

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Contacts:

Ron Sato, USA Interactive Corporate Communications, 212/314-7254,
Roger Clark/Lauren Rosenfield, USA Interactive Investor Relations, 212/314-7400

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  EXHIBIT 99.1
USA INTERACTIVE PRICES $750 MILLION OF SENIOR NOTES